UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2016

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-21574 (Commission File Number)	76-0375477 (IRS Employer Identification No.)

4301 Vista Road Pasadena, Texas (Address of principal executive offices)	77504 (Zip Code)

(713) 378-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 6, 2016, Dynacq Healthcare, Inc. (“Dynacq”) and its subsidiaries, Vista Community Medical Center, LLP, a Texas limited liability partnership (“Vista Medical”), and Vista Land and Equipment, LLC, a Texas limited liability company (“Vista Land”) entered into an Operations Transfer Agreement (the “Agreement”) with Cumberland Surgical Hospital of Pasadena, LLC, a Pennsylvania limited liability company (the “New Operator”). Under the Agreement, Vista Land and Vista Medical are to convey to the New Operator at closing, which is intended to be November 1, 2016, all of the assets of the surgical hospital known as Surgery Specialty Hospitals of America Southeast Houston located at 4301 Vista Road, Pasadena, Harris County, Texas, excluding certain assets that will be retained. Such conveyed assets include the equipment, machinery, inventory and other personal property of the hospital, contracts and provider agreements, permits, goodwill, records and other intangible assets. As consideration for the conveyance, (a) the New Operator entered into a Lease Agreement with Vista Land for the facility, medical office building and land (the “New Lease”) (which agreement is described below); (b) Vista Land gave New Operator an exclusive option to purchase the Premises, as set forth in the New Lease; (c) Dynacq received a 5% interest in New Operator; and (d) the parties are to enter into certain ancillary agreements; and (e) the New Operator is to pay no more than $200,000 for the inventory of the hospital within six months after the closing date of the Agreement.

The New Lease, which was also entered into on October 6, 2016, has a term of 20 years and provides that the New Operator will lease from Vista Land the land located at 4301 Vista Road, Pasadena, Texas, 77504, as well as the buildings, equipment, machinery, fixtures, and other items of real and personal property, excluding certain office suites that are currently occupied by Dynacq Healthcare, Inc. and Doctor’s Practice Management. Under the New Lease, the New Operator will be responsible for all operating costs, expenses, taxes, impositions, premiums, interest, charges, reimbursements and obligations. The New Lease provides that the New Operator will pay monthly rent of $85,030.18, with a 5% increase in the monthly rent every five years. Additionally, Vista Land will abate the first six months of monthly rent. Also under the New Lease, the New Operator has the option to purchase, at any time, the leased premises at a purchase price of $10,700,000 as of the commencement of the lease, which purchase price will increase by 5% every five years during the term of the New Lease but will be reduced based upon the portion of paid monthly rent allocated toward principal.

As part of the transaction, Dynacq will provide the New Operator with a revolving line of credit in an amount not to exceed $2,600,000 under a Revolving Credit Agreement. Under the agreement, Dynacq is to make advances to the New Operator for the purpose of providing working capital. The line of credit is for a term of three years and will bear interest at the rate of 8% per annum. Additionally, Cumberland Surgical Hospitals, LLC, a Pennsylvania limited liability company and parent of the New Operator, will guaranty the New Operator’s obligations under the Revolving Credit Agreement pursuant to a Guaranty.

Item 2.01    Completion of Acquisition or Disposition of Assets.

Reference is made to the disclosure set forth above under Item 1.01 of this current report, which disclosure is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(b) Pro Forma Financial Information. We have not filed pro forma financial information at this time due to the fact that we have not filed our Form 10-Q’s for the quarters ended February 29, 2016 and May 31, 2016. Upon filing of these reports, we intend to amend this Form 8-K and file applicable pro forma financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynacq Healthcare, Inc.

Date: October 13, 2016	By:	/s/ Eric K. Chan
Eric K. Chan President and Chief Executive Officer